Exhibit 8.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

April 1, 2020

Rayonier Inc.

1 Rayonier Way

Wildlight, Florida 32097

Rayonier, L.P.

1 Rayonier Way

Wildlight, FL 320197

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Rayonier Inc., a North Carolina corporation (“Rayonier”) and Rayonier, L.P., a Delaware limited partnership (“Rayonier LP”), including the proxy statements/prospectus forming a part thereof, relating to the proposed transaction between Pope Resources, a Delaware limited partnership (“Pope”), Pope EGP, Inc., a Delaware corporation and equity general partner of Pope, Pope MGP, Inc., a Delaware corporation and the managing general partner of Pope, Rayonier, Rayonier LP and certain wholly owned subsidiaries of Rayonier and Rayonier LP.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER—TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz